Exhibit 4.2

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO THE INSTRUCTIONS TO FORM 20-F AND SEC RULES AND REGULATIONS. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF DISCLOSED.

OEM SUPPLY & DEVELOPMENT AGREEMENT

This Agreement is made and entered into by and between Olink Proteomics AB, a Swedish corporation with its principal place of business at Dag Hammarskjölds väg 52B, SE-752 37 Uppsala, Sweden (hereinafter referred to as “Olink”), and Fluidigm Corporation, a Delaware corporation organized and existing under the laws of the United States of America, with its principal office at Two Tower Place, Suite 2000, South San Francisco, CA 94080 USA (hereinafter referred to as “Fluidigm”).

RECITALS:

WHEREAS, Fluidigm designs and manufactures innovative technologies and life-science tools designed to improve life through comprehensive health insight;

WHEREAS, Olink is a life sciences company that provides innovative solutions for targeted human protein biomarker discovery;

WHEREAS, the Parties desire to work together to develop a new instrument system that includes hardware and instrument operating software (“Biomark O”), develop new Standalone Analysis Software (as defined below) for the Biomark O system and a new integrated fluidic circuit (“IFC”) to support Olink Assay (as defined below) panels (the “Flex IFC”); the Parties will also work together to validate the Supported IFCs (collectively, the “Project”);

WHEREAS, Fluidigm desires to manufacture and supply Products; and

NOW, THEREFORE, in consideration of the premises of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.	Definitions

The following terms as used in this Agreement shall have the meanings set forth below or the meaning as designated in the indicated places throughout this Agreement:

1.1.“Accepted” has the meaning set forth in Exhibit D (Product Development Project).

1.2.“Account Manager” has the meaning set forth in Section 4.1.

1.3.“Annual Maintenance Fee” has the meaning set forth in Section 6.8.1.

1.4.“Applicable Laws” shall mean the applicable provisions of any and all national, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including marketing approvals) of or from any court, arbitrator, regulatory agency or governmental agency or authority having jurisdiction over or related to the subject item.

1.5.“Approval” shall have the meaning set forth in Section 2.5.

1.6.“Background IP” shall mean IP (as defined below) of a Party that is (a) proprietary to that Party and was conceived, created, or developed prior to, or independent of, any research performed under this Agreement or a Work Plan hereunder; and is (b) necessary or useful for the performance of the Project, as disclosed in the Work Plan.

1.7.“Biomark O” shall have the meaning set forth in the Recitals.

1.8.“Change of Control” means any of the following events: (a) any third party (or group of third parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of Fluidigm normally entitled to vote in elections of directors; (b) Fluidigm consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Fluidigm, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of Fluidigm preceding such consolidation or merger; or (c) Fluidigm conveys, transfers or leases all or substantially all of its assets to any third party.

1.9.“Confidential Information” shall have the meaning set forth in Section 16.1.

1.10.“Cure Period” shall have the meaning set forth in Section 17.2

1.11.“Current IFCs” shall mean [***].

1.12.“Current Instruments” shall mean [***].

1.13.“Developed Product(s)”shall mean [***].

1.14.“Disclosing Party” shall have the meaning set forth in Section 16.1.

1.15.“Discretionary Validation” shall have the meaning set forth in Section 6.13.

1.16.“Documentation” shall mean any documentation or materials provided or made available by Fluidigm to Olink under this Agreement, including documentation and materials describing the Products.

1.17.“Effective Date” shall mean March 31, 2020.

1.18.“Escrow Materials” shall have the meaning set forth in Section 19.1.

1.19.“FCPA” shall have the meaning set forth in Section 24.

1.20.“FDA” shall have the meaning set forth in Section 2.5.

1.21.“Feasibility Test” shall have the meaning set forth in Exhibit D (Product Development Project).

1.22.“Field of Use” shall mean [***].

1.23.“Final Buy” shall have the meaning set forth in Section 18.4.

1.24.“Flex IFC” shall have the meaning set forth in the Recitals.

1.25.“Fluidigm Indemnified Parties” shall have the meaning set forth in Section 13.1.

1.26.“Force Majeure” or “Force Majeure Event” shall have the meaning set forth in Section 14.

1.27.“Forecast” shall have the meaning set forth in Section 7.1.

1.28.“FSE” shall have the meaning set forth in Exhibit B (Services).

1.29.“Initial Term” shall have the meaning set forth in Section 17.1.

1.30.“Instrument” shall mean the Biomark O system developed for the Project hereunder, branded for Olink by Fluidigm, in accordance with terms defined in the Agreement, and as set forth in Exhibit A (Products) attached hereto.

1.31.“Instrument Training” shall have the meaning set forth in Exhibit B (Services).

1.32.“Intellectual Property” or “IP” shall mean any and all issued patents and pending patent applications (including any provisionals, divisionals, substitutions, renewals, conversions, continuations in whole or in part, reissues, reexaminations, or extensions thereof, and to any letters patent and registrations which may hereafter be granted on any of the foregoing in any countries throughout the world), copyrights (including, but not limited to, rights in audiovisual works and moral rights), mask work rights, trade secrets, confidential information, trademarks, trade names, symbols, logos, brand names, domain names, Know- How and other intellectual property rights in any country of the world or rights having the equivalent effect, along with any associated goodwill of the foregoing.

1.33.“IFC(s)” shall have the meaning set forth in the Recitals.

1.34.“Instrument Warranty Period” shall have the meaning set forth in Section 9.3.

1.35.“In-Term Manufacturing License” shall have the meaning set forth in Section 18.3.

1.36.“Invention” shall mean any invention, discovery, design or improvement, conceived or first actually reduced to practice solely or jointly by one or more employees of one or more of the Parties during the term of this Agreement and in the performance of the Work Plan.

1.37.“Know-How” shall mean all ideas, concepts, schemes, information, knowledge, techniques, and methodology relating to the manufacture and use of the Products.

1.38.“Manufacturing Continuity Plan” shall mean a plan setting forth measures and implementation efforts reasonably designed to (a) identify and set forth plans to implement risk mitigation measures (e.g., identifying available alternative suppliers, infrastructure and inventory management and security and protective measures) reasonably necessary to ensure minimal impact from a range of potential disruptive events on supply of Product, taking into consideration the obligations to supply under this Agreement; (b) anticipate an unplanned or unanticipated disruptive event in order to restore supply continuity; and (c) recover the capacity to Manufacture and deliver Product as promptly as reasonably practicable. The Manufacturing Continuity Plan shall identify key personnel, resources, services and actions which are reasonably anticipated to be required to manage the recovery process.

1.39.“Manufacturing Forecast” shall have the meaning set forth in Section 7.1.2.

1.40.“Manufacturing Process” shall mean, with respect to a Product, the process, tools, equipment and ingredients, and methods, steps, parameters and other specifications for using the foregoing, and all Documentation and Know-How relating to any of the foregoing, which cover the then current production process enabling a man skilled in the art to establish and run the production process for the manufacture such Product.

1.41.“Multiomics” shall mean [***].

1.42.“Multiomics Use” shall mean [***].

1.43.“New Products” shall have the meaning set forth in Exhibit F (New Products and Product Improvements).

1.44.“New Projects” shall have the meaning set forth in Exhibit F (New Products and Product Improvements).

1.45.“NRE Payments” shall have the meaning set forth in Section 6.12.

1.46.“NPX” shall mean normalized protein expression.

1.47.“NPX Manager” shall mean [***].

1.48.“Olink Panels” shall mean Olink’s PEA-based immuno-PCR protein expression assay panels.

1.49.“Olink Election Notice” shall have the meaning set forth in Section 18.4.

1.50.“Olink Indemnified Parties” shall have the meaning set forth in Section 12.1

1.51.“Parties” shall mean both Olink and Fluidigm and “Party” shall mean either Olink or Fluidigm.

1.52.“PCR” shall have the meaning set forth in Section 1.22.

1.53.“PEA” shall have the meaning set forth in Section 1.22.

1.54.“Post-Term Manufacturing License” shall have the meaning set forth in Section 18.4.

1.55.“Product(s)” shall mean any goods sold by Fluidigm to Olink under this Agreement.

1.56.“Product Prices” shall have the meaning set forth in Section 6.5.

1.57.“Production Unit” shall have the meaning set forth in 6.13.

1.58.“Project” shall have the meaning set forth in the Recitals.

1.59.“Project IP” shall mean all Intellectual Property rights and information, including but not limited to all Inventions, Know-How, trade secrets, improvements, data, information, ideas, reports, techniques, methods, drawings, solutions, equipment, designs, or materials, models or improvements reduced to practice in the performance of the Work Plan.

1.60.“Reagents” shall mean accessories required for use of the Supported IFCs (as defined in Exhibit A (Products)) with Olink Panels (as defined in Exhibit A (Products)), including, control line fluid, assay loading reagent, and sample loading reagent.

1.61.“Recall” shall have the meaning set forth in Section 4.6.

1.62.“Recipient” shall have the meaning set forth in Section 16.1.

1.63.“Regulatory Laws” shall have the meaning set forth in Section 2.5.

1.64.“Release Condition” shall have the meaning set forth in Section 19.1.

1.65.“Services” shall mean the services provided under this Agreement, as set forth in Exhibit B

(Services) attached hereto.

1.66.“Sales Initiation Quarter” shall have the meaning set forth in Section 6.8.

1.67.“SDS” shall have the set forth in Section E (Product Branding, Packaging and Labeling).

1.68.“Spare Parts” shall mean any or all parts and/or components assembled or incorporated into the Instruments.

1.69.“Specifications” shall means (i) Fluidigm’s specifications for its Current IFCs and Current Instruments; or (ii) the specifications for the Developed Product, as established by inclusion in the Product Requirements Document, described in Exhibit D (Product Development Project), and such other specifications for packaging, storage conditions and labeling of the Developed Product, as agreed by the Parties pursuant to this Agreement.

1.70.“Standalone Analysis Software” shall mean [***].

1.71.“Supported IFCs” shall have the meaning set forth in Exhibit A (Products).

1.72.“Territory” shall mean worldwide.

1.73.“Training Class Details” shall have the meaning set forth in Exhibit B (Services).

1.74.“United States” or “US” shall mean the United States of America, including its territories and possessions and the District of Columbia.

1.75.“US PPI” shall have the meaning set forth in Exhibit B (Services).

1.76.“Work Plan” shall mean work plan outlined in Exhibit D (Product Development Project).

2.	Development; License; and Use

2.1.Development, Manufacture, and Sale of Developed Products. Subject to the terms and conditions of this Agreement, during the Term, Fluidigm agrees to develop, manufacture, and sell the Developed Products exclusively to Olink. All Developed Products developed under this Agreement will be designed in accordance with ISO 13485. Fluidigm agrees to develop the Developed Products for the Project as set forth in the Work Plan, and shall meet the Project deadlines as set forth in the Exhibit D. For clarity, Fluidigm reserves the right to develop, manufacture and sell Developed Products similar to the Developed Products that are not branded for Olink outside the Field of Use, but not for Multiomics Use.

2.2.Manufacture, and Sale of Current IFCs and Current Instruments. Subject to the terms and conditions of this Agreement, during the Term, Fluidigm agrees to manufacture and sell to Olink: (i) the Current IFCs; and (ii) the Current Instruments, provided they are still manufactured by Fluidigm.

2.3.License to Fluidigm’s IP. Fluidigm hereby grants Olink, a royalty free, perpetual, non-exclusive, right under Fluidigm’s Background IP and any Fluidigm held Project IP solely to use and/or sell the Products including, but not limited to, the Instruments and Current Instruments (directly or indirectly) within the Field of Use and during the Term.

2.4.Use of Products.  [***]

2.5.Certain Use Restrictions.  [***]

3.	Intellectual Property

3.1.Ownership. [***]

3.1.1.Background IP. [***]

3.1.2.Standalone Analysis Software. [***]

3.1.3.Project IP. [***]

3.2.Applicable to Personnel Invention Assignment Agreements. [***]

3.3.Open Source Software. [***]

4.	General Obligations

4.1.Account Manager. Each Party will designate a single point of contact within its organization to manage the relationship established by this Agreement (“Account Manager”). Either Party may change its Account Manager by providing written notice to the other Party. The Account Managers will meet as necessary to discuss the business relationship and manage the activities contemplated by this Agreement. Disputes that cannot be resolved by the Account Managers will be escalated to more senior executives for resolution. The Parties agree to exchange contact information and instructions for the placement of orders, invoices, and payments in writing within ten (10) days of the Agreement’s Effective Date. Each Party shall provide written notice to the other Party if the contact information changes during the term of the Agreement.

4.2.Advertising and Marketing Practices. In advertising and marketing of Products and otherwise performing under this Agreement, Olink will:

4.2.1.not engage in any deceptive, misleading, illegal, or unethical practices;

4.2.2.	not make any representations, warranties, or guarantees concerning the Products that are inconsistent with or in addition to those made by Fluidigm in this Agreement; and

4.2.3.comply with all applicable federal, state, and local laws and regulations.

4.3.Training. Olink will take reasonable steps to ensure that its sales, distribution, and support representatives receive appropriate training relating to the Products.

4.4.Export Restrictions. Olink will obtain all necessary permits and licenses as may be required by, and conforming with, all Applicable Laws prior to making the Products available, and all laws, rules and regulations relating to the sale and/or export of the Products. Olink represents and warrants that Olink is not designated on the United States Commerce Department’s Bureau of Industry and Security Denied Persons List. Where Fluidigm is the exporter of record, Fluidigm shall obtain all necessary permits and licenses as may be required by, and conforming with, all Applicable Laws and all laws, rules, and regulations relating to the sale and/or export of the Products. Fluidigm represents and warrants that Fluidigm is not designated on the United States Commerce Department’s Bureau of Industry and Security Denied Persons List.

4.5.Quality. Olink shall be solely responsible for responding to, and addressing all, customer complaints related to the Products. Olink shall report to Fluidigm all customer material formal complaints related to any quality or performance deviation from the Specifications. Olink shall keep a record of all material formal written and oral complaints concerning deviations from the Specifications.

4.6.Recalls. Each Party shall, within forty-five (45) business days, inform the other Party of all known Product defects, safety problems or any information associated with the safety of the Products and shall notify the other Party, within forty-five (45) business days, in writing of any third party dispute involving a Product. In the event Fluidigm or any governmental entity decides to recall, replace, or take other action (collectively, a “Recall”) with respect to any Products, Fluidigm will notify Olink of the Recall and Olink will immediately cease distribution of any units of Product incorporating such Products in its possession or control, which are subject to the Recall until the course of action to be taken has been determined. During the Term, Olink and Fluidigm shall discuss a plan for performing any required Recall or market withdrawal of the Products. Olink will maintain traceability records to ensure that each Product can be located at an end-user customer site. In the event Fluidigm initiates a voluntary or mandatory Recall of any Product, Fluidigm will be responsible for bringing its Products into compliance with Applicable Laws, including all regulatory statutes, and will bear costs necessary to do so.

4.7.Manufacturing Continuity Plan. Fluidigm shall maintain its existing Manufacturing Continuity Plan related to the Products during the Term. Fluidigm shall deliver a Manufacturing Continuity Plan to Olink for review within twelve (12) months from the execution of this Agreement. Thereafter, Fluidigm shall, not less than annually, review and update (to the extent Fluidigm determines any updates are necessary) the Manufacturing Continuity Plan and, upon Olink’s request, Fluidigm will make the Manufacturing Continuity Plan available to Olink or its designated representatives for review. Fluidigm shall notify Olink in the event it determines updates are not necessary, within thirty (30) days of making such determination.

5.	Shipping and Delivery

5.1.Delivery Dates. Olink’s purchase orders shall specify a delivery date at least ninety (90) days after the date of the purchase order. Olink acknowledges that Fluidigm may not be able to fulfill any purchase orders with a delivery date with less than ninety (90) days lead-time and Fluidigm shall have no liability for said inability. Olink shall not make any changes to a purchase order previously received and accepted by Fluidigm without the prior written consent of Fluidigm.

5.2.Shipping. Fluidigm agrees to ship Products to Olink directly in accordance with information provided on a purchase order from Olink. Olink is responsible for costs and delays associated with misdelivery of Product if the information provided to Fluidigm is incomplete or incorrect. Fluidigm is responsible for costs and delays associated with misdelivery of Product if Fluidigm does not follow purchase order instructions. Olink agrees to pay all  shipping charges associated with shipment and delivery of Product.

5.3.Freight Notification. Olink shall notify Fluidigm of the freight carrier to use for Product shipments. If Olink does not provide Fluidigm with a chosen freight carrier, Fluidigm may use a freight carrier from Fluidigm’s approved supplier list to process Product shipments in accordance with the purchase order.

5.4.Storage. If at any time Olink requests delay in delivery of any shipment, Olink shall submit a request to Fluidigm to store the Products at its facilities and Fluidigm will provide Olink with a quote that includes all charges and all expenses related to such storage. Fluidigm shall not be required to store any such delayed shipment unless the Parties mutually agree on the charges and expenses related to such storage.

5.5.Packaging. Fluidigm shall supply normal packing for underdeck export shipment, container shipment or air freight, as may be applicable. Special packing will be provided only if agreed to in writing by Fluidigm and will be at Olink’s expense.

5.6.Customs. Customs duties, taxes, and similar charges which may be imposed by the country of shipment shall be borne by Fluidigm. Customs duties, taxes, and similar charges which may occur upon importation shall be paid by Olink and any such costs prepaid by Fluidigm shall be invoiced to Olink.

5.7.Delivery, Acceptance, and Title. Unless otherwise expressly agreed to in writing by Fluidigm, all deliveries to destinations within the United States are F.O.B origin, and all deliveries to destinations outside the U.S. are FCA Fluidigm’s facility (ICC Incoterms 2010). Unless specific shipping instructions have been agreed to in writing between Fluidigm and Olink, Fluidigm will ship in accordance with its standard practices and in compliance with all Applicable Laws. For multiple unit and/or multiple Product orders, Fluidigm may make delivery in installments, and each installment shall be deemed to be a separate sale. Fluidigm may issue a separate invoice for each installment, which invoice shall be paid without regard to prior or subsequent installments. Olink shall inspect all shipments promptly upon receipt and in the event of any shortage, visible damage or discrepancy in or to a shipment of any Product, Olink shall report the same to Fluidigm within five (5) business days after receipt thereof by Olink with sufficient detail with respect to the shortage, visible damage or discrepancy. Any Products not rejected by Olink within such five (5) business-day period shall be deemed to have been accepted by Olink. Without limiting Section 9.3, Fluidigm shall be entitled to repair or replace damaged, missing or nonconforming Products, and, subject to the warranty set forth in Section 9.3 and Fluidigm’s IP indemnification obligations under Section 12, such repair or replacement shall constitute Olink’s sole and exclusive remedies, and Fluidigm’s sole liability and obligation, for any damaged, missing or nonconforming Products.

6.	Purchase Orders, Price and Payments

6.1.Purchase Orders. After completion of all development activities contemplated under this Agreement or as otherwise agreed to by the Parties in writing, Olink may in good faith and in conformance with the terms of the Agreement, issue purchase orders, for the Products under this Agreement, which Fluidigm shall accept at quantities no greater than those defined in the Forecast (as defined below). Upon acceptance of a purchase order, this Agreement and such accepted purchase order shall constitute a contract between Olink and Fluidigm. If there is a conflict of terms between the terms of this Agreement and any such accepted purchase order, the terms of this Agreement shall prevail.

6.2.Purchase Orders Specifics. Each purchase order from Olink to Fluidigm shall identify the name, part number, quantity, and current unit price of each Product based on terms of the Agreement. Additionally, each purchase order from Olink to Fluidigm shall include the following information:

6.2.1.Requested delivery date

6.2.2.Bill-to instructions

6.2.3.Ship-to instructions

6.2.4.Customer contact information at the location for delivery

6.2.5.Any Customer-specific or order-specific instructions, as applicable

6.2.6.Dock height

6.2.7.Shipping/receiving hours

6.2.8.Customer contact information at the location for delivery

6.2.9.Country specific power cable (if none provided, Fluidigm shall ship with standard US power cable).

6.3.Taxes. Each Party shall be responsible for the payment of its own tax liabilities arising from this Agreement’s transaction. All transfer documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the respective Party when due.

6.4.Currency. All references to “Dollars” or “$” shall mean the legal currency of the United States. All payments to be made under this Agreement shall be made in Dollars, unless expressly specified to the contrary herein.

6.5.Fluidigm Product Pricing. [***]

6.6.Pricing Exceptions and Adjustments. [***]

6.6.1.Pricing Exceptions. [***]

6.6.2.Price Adjustments. [***]

6.7.Products for Olink Research and Development. [***]

6.8.Sustaining Costs.  [***]

6.8.1. Annual Maintenance Fee: [***]

6.9.Olink Product Pricing. Olink will set the price for its sale of the Products and Reagents to customers at its sole discretion and may offer the Products and Reagents in connection with other Olink services or Products for a single price.

6.10.Payment. Fluidigm shall invoice Olink for all Product sales, and any and all Services ordered in connection with such Product(s), upon shipment of the Product, or if a service plan is purchased separately from the purchase of a Product, on the applicable start date of such Service plan and such invoice shall cover Olink’s purchase price for the Product and/or related Services and any freight, insurance, taxes or other applicable costs initially paid or payable by Fluidigm to be ultimately borne by Olink, and Olink shall pay all such amounts. Except as otherwise agreed to by the Parties, all invoices shall be issued and payable in Dollars, and are due and payable thirty (30) days from date of receipt of invoice and shall be made by wire transfer according to the following instructions: [***]

6.11.Separate and Independent Transactions. Each delivery shall be considered a separate and independent transaction and payment therefor made accordingly. Amounts outstanding thirty (30) or more days from the date of invoice shall be subject to a service charge of one percent (1.0%) per month, or the maximum allowed by Applicable Law, if less.

6.12.NRE Payments.  [***]

6.12.1.NRE Payment Terms. [***]

6.12.2.NRE Refund. [***]

6.13.Discretionary Development Pricing. [***]

7.	Forecasts

7.1.Annual Forecast. [***]

7.2.Manufacturing Forecast. [***]

7.3.Annual True Up. Prior to completion of the fourth quarter of each year, Olink agrees to purchase and accept delivery of Products amounting to the difference between the Products previously purchased during the Annual Forecast period and the Annual Forecast amount.

7.4.Initial Forecast .Olink shall provide Fluidigm in good faith with an initial six (6) month binding forecast (the “Initial Forecast”) for the Products no later than six (6) months prior to the Instrument System Validation milestone for the applicable Product as mutually agreed to in Exhibit D. In the event the end of the Initial Forecast does not align with the November 1 due date for the Annual Forecast, Olink shall provide an interim binding forecast for any fiscal quarters remaining until such time as the next Annual Forecast.

7.5.Excess Quantities. If there is an order in any quarter for more than the applicable Forecast,

Fluidigm agrees to consider in good faith the manufacture and delivery of such additional quantities of Product, and if Fluidigm confirms such additional quantities in writing, Fluidigm shall manufacture any quantity of Products ordered by Olink in excess of the applicable quantities in the Forecast for such quarter, provided, however, that notwithstanding the foregoing, Olink shall not be permitted to terminate this Agreement pursuant to Section 17.3(i) and shall not be entitled to receive the In-Term Manufacturing License, Post-Term Manufacturing License or release of the Escrow Materials as a result of any failure to supply such additional quantities.

8.	Customer Support and Surveillance

8.1.Olink shall serve as the point of customer contact and source of all follow-up to inquiries and complaints for all Products and Services listed in Exhibits A and B that are purchased by Olink from Fluidigm in accordance with terms of the Agreement, including through resolution, documentation of the inquiry or complaint, and troubleshooting with requisite root cause investigation.

8.2.Fluidigm shall provide support for requests for services outside the terms of a purchased service plan, technical inquiries that Olink cannot answer, and complaints with evidence that implicates a Product design or production defect (quality issues) for all Products and Services listed in Exhibits A (Products) and B (Services) that are purchased from Fluidigm in accordance with terms of the Agreement.

8.3.Parties agree to exchange information about complaints and inquiries associated with Products covered by the Agreement on a quarterly basis, the minimally required frequency, to provide visibility to Product input from end-users that may warrant preventative or corrective action, or indicate opportunities for Product improvements.

8.4.The Parties agree to notify each other within ten (10) business days of all complaints associated with regulatory issues.

9.	Representations and Warranties

9.1.Mutual Representations and Warranties. [***]

9.2.Fluidigm Representations. [***]

9.3.Fluidigm Warranty. [***]

9.4.Transfer of Warranty. For avoidance of doubt, the Fluidigm limited warranty provided in Section 9.3, above, shall transfer and pass-through to any and all Olink customers (including for clarity, any third parties that receive the Product from Olink authorized distributors).

9.5.WARRANTY DISCLAIMER. [***]

10.	Change of the Products

10.1.Specifications may be amended from time to time by the mutual written agreement of the Parties hereto which shall set forth in detail any changes in design of the Products.

10.2.Specifications also may be revised by Fluidigm to incorporate development changes where such changes do not adversely affect the price, delivery, guaranteed performance of the Products, interchangeability or replace ability requirements under such Specification or make unusable or obsolete any Products previously delivered to Olink pursuant to this Agreement.

11.	Trademark Usage

11.1.Use of Company Names. Fluidigm may identify Olink in Fluidigm advertising and marketing materials provided that such materials are approved in writing in advance by Olink, such approval not to be unreasonably withheld. Olink may identify Fluidigm as the developer, manufacturer, and supplier of the Products in Olink’s advertising and marketing materials, provided that such materials are approved in writing in advance by Fluidigm, such approval not to be unreasonably withheld.

12.	Intellectual Property Infringement [***]

12.1.IP Infringement Defense. [***]

12.2.IP Infringement Indemnification. [***]

12.3.Exclusions. [***]

12.4.Exclusive Remedy.  [***]

13.	Indemnities

13.1.Olink Indemnification. [***]

13.2.Fluidigm Indemnification. [***]

13.3.Indemnification. [***]

13.4.Exclusions. Olink will have no obligation under this Section 13 to the extent that Fluidigm is obligated under Section 13.2 to defend Olink against such third party claim. Fluidigm will reimburse Olink for costs or damages that result from any such actions in accordance with this Section 13.

14.	Force Majeure

No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure Event. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the ancillary agreements, as applicable, as soon as reasonably practicable. For the purposes hereof, a “Force Majeure” or “Force Majeure Event” shall mean the occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its affiliates, and which could not with the exercise of commercially reasonable efforts have been avoided, including, but not limited to, war, rebellion, earthquake, fire, accident, strike, riot, civil commotion, act of God, epidemics, pandemics, inability to obtain raw materials, delay or errors by shipping companies or change in any Applicable Law.

15.	Limitation of Liability [***]

16.	Confidentiality

16.1.Confidential Information. During the Term, each Party may provide to the other Party Confidential Information. “Confidential Information” shall mean information marked or otherwise identified as confidential by the Party providing Confidential Information (“Disclosing Party”) and disclosed to the Party receiving Confidential Information (“Recipient”) in confidence including, but not limited to, Background IP, Know-How, Specifications, trade secrets, all information, knowledge or data of an intellectual, technical, scientific, commercial, financial or industrial nature, either in written documentation, oral or visual information, whether by inspection of parts or equipment or otherwise. In addition, any information or material which by its nature and under the circumstances surrounding its disclosure is generally considered proprietary and confidential shall be deemed Confidential Information.

16.2.Recipient Obligations. During the Term and for a period of ten (10) years thereafter, the Recipient agrees to: (a) hold all Confidential Information in confidence and will not, directly or indirectly, publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information, except as expressly permitted in this Agreement; (b) use Confidential Information solely for the purposes set forth in this Agreement; (c) treat Confidential Information with the same degree of care it uses to protect its own confidential information, but in no event with less than a reasonable degree of care; and (d) reproduce Confidential Information solely as necessary to accomplish the purposes set forth in this Agreement. Recipient may disclose Confidential Information to its employees, consultants, and agents on a need-to-know basis, but only if: (i) those employees, consultants, and agents are bound by written obligations of confidentiality at least as restrictive as those in this Agreement; (ii) Recipient remains liable for the compliance of those employees, consultants, and agents; and (iii) such disclosures are required for the purposes set forth in this Agreement.

16.3.Exceptions. The Recipient shall have no obligation of confidentiality and non-use with purposes set forth in this Agreement to any portion of Confidential Information that the Recipient can establish by competent evidence:

16.3.1.is, or later becomes, generally available to the public or trade by use, publication or the like, through no fault or omission of the Recipient;

16.3.2.is obtained from a third party who had the legal right to disclose the same to the Recipient;

16.3.3.is already in Recipient’s possession other than by previous disclosure by the Disclosing Party; or

16.3.4.independently developed at any time by the Recipient, its employees or agents with no knowledge of or access to the Confidential Information.

16.4.Compulsory Disclosure. In the event that the Recipient is required to disclose Confidential Information pursuant to law or government regulation, duly authorized subpoena or court order, whereupon the Recipient shall, unless prohibited by Applicable Law, provide notice, including a copy of such subpoena or court order, to Disclosing Party prior to such disclosure, and shall disclose only the minimum Confidential Information required, and any such disclosure will be pursuant to the highest level of confidentiality available under the applicable protective order or other governing agreement, order, or regulation.

17.	Term and Termination

17.1.Term. This Agreement will commence upon the Effective Date and continue for seven (7) years (“Initial Term”), unless earlier terminated in accordance with the provisions of this Agreement. This Agreement will automatically renew for additional successive twenty-four (24) month terms unless either Party provides written notice to the other Party of its intent not to renew at least one hundred and eighty (180) days before the end of the then-current term.

17.2.Termination for Uncured Breach. If either Party fails to perform any of its material obligations under this Agreement, including payment in accordance with Section 6 the other Party may terminate this Agreement by giving ninety (90) days’ prior written notice, provided that the matters set forth in such notice are not cured to the other party’s reasonable satisfaction within the ninety (90) day period (the “Cure Period”).

17.3.Termination by Olink. Olink may terminate this Agreement upon ninety (90) days prior written notice based on (i) Fluidigm’s failure to supply the Products in accordance with purchase orders that meet requirements of the Agreement and align with the Annual Forecast; (ii) if Fluidigm undergoes a Change of Control event and, except in the event of a merger where Fluidigm is the surviving entity, the Agreement is not specifically assumed as part of such Change of Control; or (iii) a single Product SKU fails to meet agreed-to quality Specifications on a recurring basis over two (2) consecutive calendar quarters and for which such deficiency is not cured or if Fluidigm does not provide a plan for correcting such deficiency during the Cure Period.

17.4.Termination by Fluidigm. Fluidigm may terminate this Agreement upon thirty (30) days written notice, based on (i) Olink’s failure to pay any amounts due hereunder; and (ii) Olink discontinues the commercial sale of any of the Products within Field of Use; and (iii) Olink’s failure to meet its purchase commitment for the Products set forth in the Initial, Annual and Manufacturing Forecasts as defined in Section 7.

17.5.Termination for Bankruptcy or Insolvency. This Agreement may be terminated immediately by either Party upon occurrence of any of the following events: (i) insolvency of the other Party; (ii) filing by or against the other Party of voluntary or involuntary petition in bankruptcy or for any similar relief; or (iii) the execution of an assignment by the other Party for the benefit of creditors or appointment of a receiver of the other Party for any reason.

17.6.No Liability for Termination. Except as expressly required by law, in the event of termination of this Agreement by either Party in accordance with any of the provisions of this Agreement, neither Party will be liable to the other, because of such termination, for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases, or commitments in connection with the business or goodwill of Fluidigm or Olink. Termination will not, however, relieve either Party of obligations incurred prior to the Effective Date of the termination.

17.7.Effect of Termination. Upon termination, each Party shall immediately return, or certify in writing destruction thereof, all Background IP and Confidential Information to the respective owner(s).

17.8.Survival. Except as may be set forth otherwise, all rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement (including without limitation all rights under outstanding Purchase Orders) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns. The termination or expiration of this Agreement will not relieve Olink of the obligation to pay any fees that are due to Fluidigm under this Agreement.

18.	Supply Continuity

18.1.Shortage of Products

18.1.1.   Fluidigm understands and acknowledges that Fluidigm is solely responsible for managing and maintaining its relationships with third party suppliers that it uses to obtain components necessary to manufacture the Product, and that any disruption in the manufacture of the Product or a component thereof that is due to any such third party supplier shall be Fluidigm’s responsibility, including with regard to any impact on the timely delivery to Olink of Product ordered under this Agreement.

18.1.2.  If Fluidigm experiences a shortage of Product due to (a) Force Majeure or (b) supply failures by a third party component supplier and is unable to supply the full quantity of Product ordered pursuant to this Agreement that quantity which bears the same proportion to the total quantity of available Product as the quantity of Product supplied by Olink in the six (6) months preceding the supply shortage bears to all orders for Product received by Fluidigm (including amounts of instruments manufactured by Fluidigm for its own account) during that same six (6)-month period. Fluidigm shall use commercially reasonable efforts to work with Olink to meet Olink’s additional supply needs for Product during the period that any Product shortage conditions exist.

18.2.Cooperation. In the event Fluidigm determines that shortage conditions will occur, or in the event of a Force Majeure or supplier delay that gives rise to shortage conditions, Fluidigm will promptly notify Olink of such conditions, and the Parties shall discuss in good faith appropriate mechanisms to address such shortage conditions.

18.3.Supply Continuity During Term of this Agreement. [***]

18.4.Supply Continuity Upon Termination of this Agreement. [***]

19.	Technology Escrow and Technology Transfer [***]

20.	Notices and Other Communications

20.1.Except as either party may herein after notifying the other party in writing with respect to itself, the addresses of the parties for the purpose of this Agreement shall be:

Olink Proteomics AB

Address:Uppsala Science Park, Uppsala, SE75183, Sweden

ATTN: CFO

Email address: oskar.hjelm@olink.com

With a Copy to: linda.ramirez@olink.com

Fluidigm Corporation

Telephone No.: (650) 266-6000

Address:Two Tower Place, Suite 2100

South San Francisco, CA 94080

ATTN: General Counsel

Email address: legal@fluidigm.com

20.2.All orders, policies, reports, payments and communications pursuant hereto are to be delivered to the intended receiving party by hand or by facsimile, or by airmail, postage prepaid, to the address provided in this Section 20, and shall be deemed delivered when handed or mailed to the intended receiving party.

21.	Severability

This Agreement is intended to be valid and effective throughout the world and, to the extent permissible under Applicable Law, shall be construed in a manner to avoid violation of or invalidity under any Applicable Law. Should any provision hereof nevertheless be or become invalid, illegal or unenforceable under any Applicable Law, the other provisions hereof shall not be affected, and to the extend permissible under Applicable Law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform to the intent of the Parties.

22.	Governing Law

The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the California.

23.	Non-Assignability

Neither Party shall assign this Agreement nor any rights hereunder to any third parties without the prior written consent of the other Party which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations, and interests of such Party, (i) in whole or in part, to any of its Affiliates; or (ii) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates. A Party assigning this Agreement, or any of its rights under this Agreement to a third party shall provide notice of such assignment to the non-assigning Party within ten (10) business days of the assignment. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties to this Agreement.

24.	Foreign Corrupt Practices Act

In conformity with the United States Foreign Corrupt Practices Act (the “FCPA”) and with Fluidigm’s corporate policies regarding foreign business practices as disclosed to Olink, Olink and, to Olink’s knowledge, its employees and agents, will not directly or indirectly make and offer payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist Fluidigm in obtaining, retaining, or directing any such business, in violation of the FCPA.

25.	Entire Agreement and Modification

25.1.Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject hereof and supersedes all other previous agreements and understandings, whether written or oral.

25.2.Amendments. This Agreement may be amended or modified only in writing signed by the duly authorized representatives of the respective Parties.

25.3.Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement. The Parties agree that this Agreement, if affixed with a digital signature or signed and submitted by facsimile, or by e- mail as a scanned document, will be deemed an original signed Agreement binding on the Parties.

25.4.Headings. Paragraph headings are for convenience only and shall not be used in the interpretation of this Agreement or construed as a limitation of the scope of the particular section to which they refer.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed in duplicate in English, as of the Effective Date above written, by its duly authorized representative.

Olink Proteomics AB		Fluidigm Corporation

By:	/s/ Jon Heimer	By:	/s/ Christopher Linthwaite
Name:	Jon Heimer	Name:	S. Christopher Linthwaite
Title:	CEO	Title:	President and CEO
Date:	3/31/2020	Date:	3/31/2020